CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made, entered into and deemed effective as of the 1st day of January 2009 (the “Effective Date”), by and between Nautilus Global Partners, LLC, a Texas limited liability company (“Nautilus”) with its principal offices at 11200 Westheimer, Suite 508, Houston, TX 77042, and Aegean Earth & Marine Corporation. (the “Company”), with its principal offices at 71, El. Venizelou Ave. 176 71, Kallithea Athens, Greece.

WITNESSETH:

WHEREAS, the Company desires to engage NAUTILUS to provide certain consulting services for the, and NAUTILUS is willing to be so engaged;

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.           Scope of Work.  As of the date hereof, the Company engages and NAUTILUS hereby agrees to be engaged to provide certain financial consulting services to the Company.  The Company acknowledges that NAUTILUS shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder.  NAUTILUS agrees to advise and assist in matters relating to the preparation for the Company’s equity fundraise, and to advise and assist in financial and corporate public relations matters in the event of a successful equity fundraise by the Company.

2.           Term.  This agreement will have a term of one year from the effective date.  In the event that the Company raises a minimum of $4 MM in equity financing prior to the expiration of this agreement, this agreement will automatically extend for an additional twelve months.  This agreement is non-cancelable without the express written consent of both parties.  This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing.

3.           Compensation.  For NAUTILUS’s services to be performed hereunder, the Company agrees to pay NAUTILUS Ten thousand Dollars ($10,000) per month, payable on the first day of each month in advance and will be considered late after the fifteenth day of the month.  Balances over 60 days in arrears shall be charged interest at the maximum rate allowed by law.  Payment should be made by check or wire to the address listed above.

4.           Governing Law.  This Agreement shall be governed by and construed in all respects in accordance with the laws of Texas. The parties hereto hereby submit to the exclusive jurisdiction of the Courts of Texas in relation to any matters arising under this Agreement.

(SIGNATURE PAGE TO FOLLOW)

CONSULTING AGREEMENT – Page 1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Aegean Earth & Marine Corporation

By:	/s/ Frank DeLape
Frank DeLape

Executive Chairman

Nautilus Global Partners, LLC

By:	Joseph Rozelle
Joseph Rozelle

President

CONSULTING AGREEMENT – Page 2